UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2010

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement

Change Order Number 4 to Engineering and Procurement Contract with Stone & Webster, Inc.

On August 7, 2007, Hoku Materials, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc., entered into an Engineering, Procurement and Construction Management Contract with Stone & Webster, Inc., or S&W, a subsidiary of The Shaw Group Inc., for engineering and procurement services for the construction of our polysilicon production plant, which was amended in October 2007 by Change Order No. 1, again in April 2008 by Change Order No. 2, and again in February 2009 by Change Order No. 3, which are collectively the Engineering Agreement.  Under the Engineering Agreement, S&W would provide the engineering services to complete the design and plan for construction of our planned polysilicon plant in Pocatello, Idaho, along with procurement services.  S&W would be paid on a time and materials basis plus a fee for its services.

We suspended all work under the Engineering Agreement in July 2009.  On February 16, 2010, we and S&W agreed to Change Order No. 4 under the Engineering Agreement, or Change Order No. 4, to, among other things: (i) have S&W immediately resume engineering work upon Hoku’s subsequent payment, on or before March 15, 2010, of $1 million toward a past due invoice with the remaining balance of $797,000 to be paid in two increments within sixty days thereafter; (ii) extend our payment terms for S&W’s future invoices for work under Change Order No. 4; (iii) waive any right that we may have had to payment of liquidated damages had S&W failed to achieve any previously scheduled project milestone dates; (iv) waive any and all interest, fees, and expenses that we may have owed to S&W related to our outstanding past due balance of approximately $1.8 million; and (v) reduce the fees and payroll burdens and overhead rates at which we would pay S&W for its services going forward.

Change Order No. 4 will be filed with our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 17, 2010

Hoku Scientific, Inc.

By:	/s/ DUSTIN SHINDO
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer